Consent of Independent Registered Public Accounting Firm

Bluerock High Income Institutional Credit Fund

New York, NY

We hereby consent to the incorporation by reference in each of the Prospectus of Class A, Class C, Class I and Class F constituting a part of this Registration Statement of our report dated November 29, 2023, relating to the financial statements and financial highlights of Bluerock High Income Institutional Credit Fund (the “Fund”) appearing in the Fund’s Annual Report on Form N-CSR for the year ended September 30, 2023.

/s/ BDO USA, P.C.

New York, NY

January 27, 2025

BDO USA, P.C., a Virginia professional corporation, is the U.S. member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.

BDO is the brand name for the BDO network and for each of the BDO Member Firms.